Exhibit 3.2

Organizational Regulations

dated as of October 31, 2023

of Bunge Global SA a Swiss corporation with its registered office in Geneva, Switzerland

Organizational Regulations of Bunge Global SA

1.	Scope and Basis

(a)	These Organizational Regulations (the Regulations) are enacted by the board of directors (the Board) of Bunge Global SA (the Company) pursuant to article 716b of the Swiss Code of Obligations, dated as of March 30, 1911, as amended from time to time (the CO) and Article 19 para. 2, Article 21 para. 1 through para. 3, and Article 22 para. 3 of the Company’s articles of association (the Articles).

(b)	The corporate governance, the internal organization and the duties, powers and responsibilities of the executive bodies of the Company are governed by:

(i)	the Articles;

(ii)	these Regulations;

(iii)	the Company's Corporate Governance Principles (including the Board Membership Criteria and Diversity Policy) (the Corporate Governance Principles);

(iv)	the charters of the Standing Committees;

(v)	the policies regarding pre-clearance of securities trades and use of derivative securities; and

(vi)	the corporate policy and procedure on insider trading.

2.	Executive Bodies of the Company

(a)	The executive bodies of the Company are:

(i)	the Board, consisting of its members (each such member a Director);

(ii)	the chair of the Board (the Chair);

(iii)	the Lead Independent Director (appointed in accordance with Section 3(c));

(iv)	the standing and additional committees of the Board (the Committees);

(v)	the Chief Executive Officer of the Company (the CEO);

(vi)	the executive management team of the Company (including the CEO) (the Executive Management Team); and

(vii)	the other senior officers of the Company (each a Senior Officer).

3.	The Board

(a)	Organization: The Board shall, to the extent permissible by law, determine its own organization.

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(b)	Chair of the Board: The shareholders elect the Chair in accordance with the CO and the Articles. The Chair shall in particular preside at all meetings of the Board, as further set forth in Section 3(j), and at general meetings of shareholders (unless resolved otherwise by the Board). In addition, the Chair shall:

(i)	take provisional decisions on behalf of the Board where urgent business matters within the authority of the Board so require and a regular Board resolution cannot be adopted in time. The Chair shall promptly inform the other Directors of any such decision, and any such decision shall be submitted to the Board for ratification at the next Board meeting; and

(ii)	interact with the CEO, other Executive Management Team members and Senior Officers on a regular basis outside Board meetings.

In addition, the Chair shall have such further duties as set forth in these Regulations or as the Board may assign from time to time.

(c)	Lead Independent Director: In the event that the Chair is not an Independent Director, or in such other circumstances as the Board considers advisable, the Independent Directors of the Board shall appoint a Lead Independent Director whose duties and responsibilities shall be those set forth in the Corporate Governance Principles and such duties and responsibilities as the Board may determine from time to time.

(d)	Powers and Duties of the Board in General: The Board is entrusted with the ultimate direction of the Company, including determining the principles of business strategy and the related policies, the overall supervision of the Company's subsidiaries and the supervision and control of the Executive Management Team. The Board shall exercise its functions as required by law, the Articles and these Regulations. The Board shall be authorized to pass resolutions on all matters that are not reserved to the general meeting of shareholders or to any other executive bodies by applicable law, the Articles or these Regulations.

(e)	Powers and Duties: The Board has such non-transferable duties and competences as required by applicable law. Subject to the limitations of applicable law, the Board has such additional powers, duties and responsibilities as the Board may determine from time to time, including those set forth in the Corporate Governance Principles.

(f)	Delegation of Management: The Board delegates management of the Company to the CEO and the other members of the Executive Management Team, except for (i) the non-transferable duties of the Board pursuant to applicable law and (ii) any duties and competencies retained by the Board according to its delegation of authority or any other policies or procedures adopted by the Board.

(g)	Calendar and Agenda: A calendar of the four regularly scheduled Board meetings as established by the Board and all regularly scheduled Committee meetings is prepared annually by the Chair (in consultation with the CEO, as appropriate, the Lead Independent Director (if any) and the Committee chairs, and all interested Directors). The Chair and the CEO are responsible for setting meeting agendas with input from the Directors, who may propose the inclusion of items on the agenda for the Board and Committee meetings. Directors receive the agenda and materials for regularly scheduled meetings in advance.

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(h)	Convening Meetings: The Board meets whenever required by business, but a minimum of four times a year. One of these meetings shall be scheduled in conjunction with the Company’s annual general meeting of shareholders. Board meetings shall be convened by a secretary appointed by the Board (the Secretary), the Chair, the Lead Independent Director (if any), or, in their absence, by any other Director designated by the Board.

A Director may request that the Chair convene a meeting as soon as reasonably practicable, subject to providing a reason for so requesting a meeting.

(i)	Notice of Meetings: Notice of any meeting stating the place, date and hour of the meeting shall be given to each Director by either by mail not less than 48 hours before the date of the meeting, or by telephone, facsimile, email or any other electronic means on not less than 24 hours’ notice before the date of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Items on the agenda shall be set forth in such notice. Any Director may waive any notice required to be given by law or these Regulations, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director of notice of such meeting. Unless all Directors agree, only business indicated on the agenda may be transacted at any meeting. These formal requirements do not have to be observed if a meeting is only convened in order to record the completion of increases in share capital that have been approved by shareholders (including in the form of a capital band or conditional share capital) or a change in the currency of the share capital and related amendments to the Articles.

(j)	Chairing of Board Meetings: The Chair, or in his or her absence, the Lead Independent Director, if any, or, in his or her absence, the CEO (if the CEO is a Director), shall chair Board meetings. In the absence of the Chair, Lead Independent Director, and CEO, the Directors present at the meeting may choose one of their number to be the acting chair of the meeting.

(k)	Proposals: At Board meetings, each Director shall be entitled to submit proposals regarding the items on the agenda. Directors may also submit proposals regarding items on the agenda in writing in advance of the meeting.

(l)	Quorum: A quorum of the Board shall be constituted when a majority of the Directors then in office is present in person or participate by means of a video- or teleconference or similar communication equipment allowing all persons participating in the meeting to hear each other at the same time, provided that at any meeting duly called, whether or not a quorum is present, a majority of the Directors present may adjourn such meeting from time to time and place to place without notice other than by announcement by the Chair or other person chairing such meeting. A quorum of the Board shall not be required at meetings convened only to record the completion of increases in share capital that have been approved by shareholders (including in the form of a capital band or conditional share capital) or a change in the currency of the share capital and related amendments to the Articles.

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(m)	Majority Vote: The Board shall pass its resolutions by a majority of the votes cast, whereby abstentions shall be disregarded for purposes of establishing the majority. In case of a tie of votes, the Chair shall not have the casting vote and the relevant resolution shall be considered to have failed. Directors may not be represented by alternates or other Directors in a meeting of the Board.

(n)	Circular Resolutions. Board resolutions may also be passed by means of written resolutions ("circular resolutions"), in writing, by facsimile, by email or similar means, provided that no Director requests, either by phone, facsimile, email or similar means, deliberation in a meeting, within three (3) calendar days after becoming aware of the proposed resolution. Board resolutions by means of written resolutions require the affirmative vote of a relative majority of the Directors. Such resolutions may be contained in one document or in several documents in like form, each signed by one or more Directors. Resolutions adopted by exchange of emails need not be signed. Board resolutions by means of written resolutions shall be recorded in minutes at the next Board meeting.

(o)	Virtual Meetings: Board meetings may be held and resolutions may be passed by means of a telephone or video conference or similar communication equipment allowing all persons participating in the meeting to hear each other at the same time. Resolutions adopted at such meetings shall have the same legal effect as meetings held in person.

(p)	Minutes: All resolutions shall be recorded. The minutes shall be kept by the Secretary or, in his or her absence, any other person designated by the Chair. The minutes shall be signed by the Chair and the person keeping the minutes, and must be approved by the Board.

(q)	Reporting: At every meeting the CEO shall report to the Board of Directors on business developments with respect to the Company. The Board of Directors shall be informed promptly of any extraordinary business developments, which may require notification between Board meetings. If necessary, the Executive Management Team members and other Senior Officers may be invited to attend Board meetings. Directors shall be informed of extraordinary developments as soon as practicable by way of letter, telephone, facsimile and/or email.

(r)	Compensation: Subject to mandatory provision of the law, the Articles and the compensation authorized by shareholders in accordance with the law and the Articles, each Director shall be entitled to receive as compensation for such Director’s services as a Director or Committee member or for attendance at meetings of the Board or Committees, or both, such amounts (if any) of cash or shares as shall be fixed from time to time by the Board or an authorized committee of the Board. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

Subject to mandatory provision of the law, the Articles and the compensation authorized by shareholders in accordance with the law and the Articles, the Board may from time to time determine that, all or part of any fees or other compensation payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities (including, without limitation, deferred stock units), on such terms as the Board or appropriate committee of the Board may determine.

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Subject to mandatory provision of the law, the Articles and the compensation authorized by shareholders in accordance with the law and the Articles, the Board may grant special compensation to any Director who, being called upon, shall perform any special or extra services for or at the request of the Company.

Directors who are officers and employees of the Company receive no additional compensation for service as Directors.

4.	Executive Management Team and Senior Officers

(a)	Delegation of Authority: The Board may by power of attorney or otherwise appoint any person, whether nominated directly or indirectly by the Board, to be the attorney or agent of the Company and may delegate to such person any of the Board’s powers, authorities and discretions (with power to sub-delegate) for such period and subject to such conditions as it may think fit, except that the Board cannot delegate its powers and duties that are non-transferable pursuant to applicable law. The Board may revoke or vary any such appointment or delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any such revocation or variation. Any such power of attorney or other document may contain such provisions for the protection and convenience of persons dealing with any such attorney or agent as the Board may think fit.

(b)	Appointment of the Executive Management Team and Senior Officers: The Board shall have the power to appoint the members of the Executive Management Team, which shall include a CEO, a Chief Financial Officer and other members as deemed appropriate by the Board from time to time. The Board may also appoint such other Senior Officers and other officers as it may deem expedient. Subject to the exercise of such power of appointment and subject always to the control of the Board, such Executive Management Team members, Senior Officers and other officers shall have such powers and shall perform such duties as are set in this Section 4.

(c)	Executive Management Team Members:

(i)	CEO: One of the officers being a member of the Executive Management Team shall be the CEO of the Company. The CEO shall have such powers and perform such duties as may be conferred upon him or her from time to time by the Board. In the absence of the Chair and the Lead Independent Director (if any), the CEO shall preside at all meetings of the Board if the CEO is a Director.

(ii)	Chief Financial Officer (CFO): One of the officers being a member of the Executive Management Team shall be the CFO of the Company. The CFO shall have such powers and perform such duties as may be conferred upon him or her from time to time by the Board.

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(d)	Other Senior Officers and Officers:

(i)	President: The President shall be appointed by the Board and shall have such powers and perform such duties as the Board may assign from time to time.

(ii)	Vice Presidents: Each Vice President shall have such powers and perform such duties as may be conferred upon him or her by the Board or determined by the CEO from time to time.

(iii)	Treasurer: The Treasurer shall have the oversight and control of the funds of the Company and shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Company except as otherwise provided in these Regulations.

(iv)	Chief Accounting Officer: The Chief Accounting Officer shall have the oversight and control of the accounting records of the Company and shall prepare such accounting reports and recommendations as shall be appropriate for the operation of the Company.

(v)	Secretary: It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders, the Board, and to authenticate records of the Company. The Secretary shall give notice of meetings of the Board and shall perform like duties for the Committees when so required.

(vi)	Other Officers: The powers and duties of all other officers, assistant officers and deputy officers are at all times subject to the control of the Board, and any other officer may be removed at any time at the discretion of the Board.

(e)	Change in Power and Duties of Officers: Notwithstanding anything to the contrary contained in these Regulations, the Board may, from time to time, increase or reduce the powers and duties of the respective officers of the Company whether or not the same are set forth in these Regulations and may permanently or temporarily delegate the duties of any officer to any other officer, agent or employee and may generally control the action of the officers and require performance of all duties imposed upon them.

5.	Board Committees

(a)	General: The Board may, by resolution passed by a majority of the Directors then in office, designate one or more Committees, each Committee to consist of one or more of the Directors, as designated by the Board unless otherwise specifically provided by law or the Articles. At all meetings of any Committee, a majority of its members (or one member, if the Committee is comprised of only one or two members) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such Committee, unless otherwise specifically provided by law, the Articles or these Regulations. Subject to applicable law, the Articles and any stock exchange listing rules, the Board shall have the power at any time to change the number and members of any such Committee, to fill vacancies and to discharge any such Committee.

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(b)	Governing Procedural Rules: The procedural rules applicable to Board meetings shall apply also to meetings of Committees, unless different provisions shall be prescribed by the Board or the applicable Committee charter. Subject to applicable law and the Articles, each Committee shall serve at the pleasure of the Board. It shall keep minutes of its meetings and report the same to the Board when required and shall observe such procedures as are prescribed by the Board or the applicable Committee charter. Committee meetings are normally held in conjunction with Board meetings.

(c)	Standing Committees: The standing Committees of the Board shall be the Audit Committee, the Human Resources and Compensation Committee, the Corporate Governance and Nominations Committee, and such other standing committees as the Board may establish from time to time (the Standing Committees). The responsibilities of each Standing Committee are set forth in the charter of each such Committee.

(d)	Special Committee: The Board may also convene a special committee (a Special Committee) to review certain material matters being considered by the Board. The Special Committee will report its activities to the Board.

6.	General Provisions

(a)	Signatory Power: The Directors, the members of the Executive Management Team, the Senior Officers and the other officers and persons authorized to represent the Company and its subsidiaries shall have joint or single signatory power, in each case as determined by the Board.

(b)	Fiscal Year: The fiscal year of the Company commences on January 1 and ends on December 31.

7.	Insurance

The Company may procure liability insurance for the members of the Board and the Executive Management Team in line with best practices for Swiss and U.S. listed companies.

8.	Final Provision

These Regulations shall enter into force on the date of adoption by the Board. These Regulations may be altered, amended or repealed and new Regulations may be adopted at any meeting of the Board by the majority set forth in Section 3(m).

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